As filed with the Securities and Exchange Commission on August 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVROBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-0710585
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Kendall Square Building 300, Suite 201 Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Option and Incentive Plan

(Full Title of the Plans)

Geoff MacKay

President and Chief Executive Officer

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139

(Name and address of agent for service)

(617) 914-8420

(Telephone number, including area code, of agent for service)

Copies to:

Arthur R. McGivern, Esq.

James Xu, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	3,300,000 shares (3)	$16.66 (2)	$54,978,000.00	$7,136.15
Total	3,300,000 shares		$54,978,000.00	$7,136.15

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2018 Stock Option and Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sales prices of the Registrant’s common stock, as quoted on the Nasdaq Global Select Market, on August 4, 2020.

(3)

Represents an additional 3,300,000 shares issuable under the Plan. These 3,300,000 shares represent an increase in the number of shares of common stock reserved for issuance under the Plan, which increase was approved by the Registrant’s stockholders on June 4, 2020 at the Registrant’s 2020 Annual Meeting of Stockholders. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2018 (Registration No. 333-225788), March 25, 2019 (Registration No. 333-230494) and March 16, 2020 (Registration No. 333-237203).

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2018 Plan. The 3,300,000 additional shares represent an increase in the number of shares of common stock reserved for issuance under the 2018 Plan, which increase was approved by the registrant’s stockholders on June 4, 2020 at the registrant’s 2020 Annual Meeting of Stockholders.

The additional shares described above are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statements filed on Form S-8 (Registration No. 333-225788)  on June 21, 2018, on Form S-8 (Registration No. 333-230494) on March 25, 2019 and on Form S-8 (Registration No. 333-237203) on March 16, 2020, are effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-225788) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 25, 2018 (File No. 001-38537) and incorporated herein by reference)

4.2	Amended and Restated By-laws (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 25, 2018 (File No. 001-38537) and incorporated herein by reference)

4.3	Second Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated January 9, 2018 (filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed on May 25, 2018 (File No. 333-225213) and incorporated herein by reference)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (filed as Exhibit 10.2 to the Registrant’s Second Amendment to the Registration Statement on Form S-1 filed on June 11, 2018 (File No. 333-225213) and incorporated herein by reference)

99.2	First Amendment to the Stock Option and Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 9, 2020 (File No. 001-38537) and incorporated herein by reference)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 6th day of August, 2020.

AVROBIO, INC.

By:	/s/ Geoff MacKay

Geoff MacKay
President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Geoff MacKay and Erik Ostrowski as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Geoff MacKay	Director, President, Chief Executive Officer and Principal Executive Officer	August 6, 2020
Geoff MacKay

/s/ Erik Ostrowski	Chief Financial Officer and Principal Financial and Accounting Officer	August 6, 2020
Erik Ostrowski

/s/ Bruce Booth	Chairman of the Board of Directors	August 6, 2020
Bruce Booth, D.Phil.

/s/ Ian T. Clark	Director	August 6, 2020
Ian T. Clark

/s/ Phillip B. Donenberg	Director	August 6, 2020
Phillip B. Donenberg

/s/ Annalisa Jenkins	Director	August 6, 2020
Annalisa Jenkins, M.B.B.S., F.R.C.P.

/s/ Christopher Paige	Director	August 6, 2020
Christopher Paige, Ph.D.

/s/ Philip Vickers	Director	August 6, 2020
Philip Vickers, Ph.D.